Exhibit 99.1

Perfumania Holdings, Inc.

FOR IMMEDIATE RELEASE

Company Contact:

Michael W. Katz

President and

Chief Executive Officer

Perfumania Holdings, Inc.

631-866-4156

PERFUMANIA HOLDINGS, INC. ANNOUNCES NEW $225 MILLION SENIOR

SECURED REVOLVING CREDIT FACILITY

Bellport, NY January 10, 2011 - Perfumania Holdings, Inc. (NASDAQ: PERF) announced today that the Company has entered into a new $225 million senior secured revolving credit facility with a syndicate of banks for whom Wells Fargo Bank, National Association acts as Administrative Agent, Collateral Agent and Swing Line Lender. The initial proceeds of the new facility were used to refinance the Company's existing senior credit facility, which was due to expire in August 2011. The new facility will be used for working capital and other general corporate purposes. It has a four year term, does not require amortization of principal and may be paid before maturity in whole or in part at the Company's option without penalty or premium. Bank of America, N.A. serves as Syndication Agent; Regions Bank and RBS Business Capital, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, NA, serve as Co-Documentation Agents; and Wells Fargo Capital Finance, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated serve as Joint Lead Arrangers and Joint Bookrunners.

Michael W. Katz, President, and Chief Executive Officer said, “the Senior Credit Facility will provide Perfumania with improved financial terms and greater flexibility. Most of the financial institutions in our bank group have been supporting us for many years and we are very pleased to retain the continuity. We look forward to working with Wells Fargo and the entire bank group.”

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This press release may include information presented which contains forward-looking information, including statements regarding the strategic direction of the Company. Some of these statements, including those that contain the words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “should,” “intend,” and other similar expressions, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These

forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements are our ability to further integrate and achieve synergies between the Perfumania and Model Reorg businesses, our ability to service our obligations, our ability to comply with the covenants in our senior credit facility, general economic conditions including a decrease in discretionary spending by consumers, competition and the ability to raise additional capital to finance our expansion. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010, in the section entitled “Risk Factors.”